                      SECURITIES AND EXCHANGE COMMISSION

                           Washington, D. C. 20549

                                  FORM 8-K/A

                               AMENDMENT NO. 1

                                CURRENT REPORT

    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported) May 20, 1994


                            CARMIKE CINEMAS, INC.
                            ---------------------
            (Exact name of registrant as specified in its charter)

              Delaware                   0-14993                 58-1469127
              --------                   -------                 ----------
           (State or other             (Commission             (IRS Employer
           jurisdiction of             File Number)          Identification No.)
           incorporation)


                  1301 First Avenue, Columbus, Georgia 31901
                  ------------------------------------------
             (Address of principal executive offices)  (Zip Code)


       Registrant's telephone number, including area code 706-576-3400


- - --------------------------------------------------------------------------------
        (Former name or former address, if changed since last report)

ITEM 7      Financial Statements and Exhibits

     (a)    Financial Statements of Businesses Acquired

            The following audited financial statements of Cinema World Companies are included in Appendix A hereto and incorporated herein by reference:

                  Report of Independent Auditors
                  Combined Balance Sheet dated December 30, 1993
                  Combined Statements of Operations and Retained Earnings
                        (Deficit) for the year ended December 30, 1993
                  Combined Statements of Cash Flows for the year ended
                        December 30, 1993
                  Notes to Combined Financial Statements

            The following unaudited financial statements of Cinema World Companies are included in Appendix B hereto and incorporated herein by reference:

                  Unaudited Combined Balance Sheet dated March 31, 1994 Unaudited Combined Statement of Operations and Retained
                        Earnings (Deficit) for the three months ended March 31, 1994
                  Unaudited Combined Statement of Cash Flows for the three
                        months ended March 31, 1994.
                  Notes to Unaudited Combined Financial Statements

     (b)    Pro Forma Financial Information

            The pro forma financial information is included in Appendix C hereto and incorporated herein by reference.

     (c)    Exhibits

            2(a) Agreement dated as of May 20, 1994 by and between Cinema World, Inc., C.W. Industries, Inc. and C. W. Advertising, Inc. and Carmike Cinemas, Inc. *

___________________
* Previously included in the Company's Current Report on Form 8-K filed with the Commission on June 2, 1994.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to be signed on its behalf by the undersigned hereunto duly authorized.


                                                     Carmike Cinemas, Inc.
                                                     --------------------------
                                                     Registrant



                                                     /s/ John O. Barwick, III
                                                     --------------------------
                                                     John O. Barwick, III
                                                     Vice President-Finance and
                                                      Chief Financial Officer

Dated:   July 12, 1994

                                  Appendix A

                     Combined Audited Financial Statements

                             Cinema World Companies

                          Year ended December 30, 1993
                      with Report of Independent Auditors

                            Cinema World Companies

                    Combined Audited Financial Statements

                         Year ended December 30, 1993



                                   CONTENTS

Report of Independent Auditors                                            1

Combined Audited Financial Statements

Combined Balance Sheet                                                    2
Combined Statement of Operations and Retained Earnings (Deficit)          4
Combined Statement of Cash Flows                                          5
Notes to Combined Financial Statements                                    7

                         REPORT OF INDEPENDENT AUDITORS


Board of Directors
Cinema World Companies

We have audited the accompanying combined balance sheet of the Cinema World Companies as of December 30, 1993, and the related statements of operations and retained earnings (deficit) and cash flows for the year then ended. These combined financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

As discussed in Note 7 to the financial statements, the Company entered into an agreement for the sale of substantially all of its assets subsequent to December 30, 1993.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the Cinema World Companies at December 30, 1993, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.



                                        /s/ ERNST & YOUNG



March 18, 1994, except for
  Note 7 for which the date is
  May 27, 1994

                             Cinema World Companies

                             Combined Balance Sheet

                               December 30, 1993


ASSETS
Current assets:
   Cash and cash equivalents                                   $  1,652,638
   Accounts receivable                                              892,653
   Prepaid expenses                                                  63,533
   Concession inventories                                           154,479
                                                               ------------
                                                                  2,763,303

Property and equipment:
   Buildings                                                      5,055,973
   Equipment                                                     10,773,192
   Leasehold and leasehold improvements                          11,995,531
                                                               ------------
                                                                 27,824,696

   Less accumulated depreciation and
     amortization                                               (11,493,341)
                                                               ------------
                                                                 16,331,355

Other assets:
   Officer receivable                                               229,445
   Equipment not used in operations                                 364,822
   Other                                                             50,013
                                                               ------------
                                                                    644,280


                                                               ------------
Total assets                                                   $ 19,738,938
                                                               ============

LIABILITIES AND DEFICIENCY IN NET ASSETS
Current liabilities:
   Accounts payable                                                             $  1,326,967
   Accrued film rental                                                             2,424,456
   Interest and bank fees payable                                                    402,722
   Current portion of long-term obligations                                        2,259,278
   Accrued payroll                                                                   322,200
   Deferred revenues                                                                 381,858
   Other accrued expenses                                                          1,084,614
                                                                                ------------
                                                                                   8,202,095


Long-term obligations:
   Notes payable--revolving credit facility                                       24,000,000
   Note payable--other                                                                 2,684
                                                                                ------------
                                                                                  24,002,684

Closed theater liability                                                           1,313,498

Deferred rent                                                                        365,639

Deficiency in net assets:
   Common stock, $.01 par value, 100,000 shares
       authorized, 915 shares issued and outstanding                                       9
   Additional paid-in capital                                                        731,991
   Retained earnings (deficit)                                                   (14,876,978)
                                                                                ------------
Total deficiency in net assets                                                   (14,144,978)
                                                                                ------------
Total liabilities and deficiency in net assets                                  $ 19,738,938
                                                                                ============

See accompanying notes.

                             Cinema World Companies

        Combined Statement of Operations and Retained Earnings (Deficit)

                          Year ended December 30, 1993

Revenues:
   Box office admissions                                                $ 25,781,266
   Concession                                                              7,771,558
   Advertising                                                             2,987,940
   Other                                                                     497,018
                                                                        ------------
Total revenues                                                            37,037,782

Expenses:
   Film rentals                                                           12,984,545
   Concession costs                                                        1,127,832
   Other operating costs                                                  17,077,484
   General and administrative                                              1,619,202
   Depreciation and amortization                                           2,231,786
   Interest and fees                                                       1,892,193
   Provision for theater closing, termination
       costs, and loss on disposal of assets                                 242,190
                                                                        ------------
Total expenses                                                            37,175,232
                                                                        ------------

Net loss                                                                    (137,450)

Retained earnings (deficit), beginning of year                           (14,739,528)
                                                                        ------------
Retained earnings (deficit), end of year                                $(14,876,978)
                                                                        ============


See accompanying notes.

                             Cinema World Companies

                        Combined Statement of Cash Flows

                          Year ended December 30, 1993


OPERATING ACTIVITIES
Net loss                                                           $   (137,450)
Adjustments to reconcile net loss to net
  cash provided by operating activities:
    Depreciation and amortization                                     2,231,786
    Loss on disposal of assets                                          262,472
    Changes in operating assets and liabilities:
      Increase in accounts receivable                                  (216,963)
      Decrease in inventories                                            25,237
      Decrease in prepaid expenses                                       36,529
      Increase in other assets                                          (34,033)
      Decrease in accounts payable and accrued expenses                  (4,558)
      Increase in accrued film rental                                    64,941
      Decrease in provision for theater closing                        (703,270)
      Increase in deferred revenues and deferred rent                   105,090
                                                                   ------------
Net cash provided by operating activities                             1,629,781

INVESTING ACTIVITIES
Purchases of property and equipment                                  (1,657,438)
Proceeds from the sale of assets                                          4,900
                                                                   ------------
Net cash used in investing activities                                (1,652,538)

FINANCING ACTIVITIES
Proceeds from revolving line of credit and long-term borrowings      28,000,000
Principal payments on revolving line of credit and other
  long-term obligations                                             (27,831,303)
                                                                   ------------
Net cash provided by financing activities                               168,697
                                                                   ------------

Increase in cash and cash equivalents                                   145,940
Cash and cash equivalents at beginning of year                        1,506,698
                                                                   ------------
Cash and cash equivalents at end of year                           $  1,652,638
                                                                   ============

The Company paid $2,260,644 of interest in 1993.

See accompanying notes.

                             Cinema World Companies

                     Notes to Combined Financial Statements

                               December 30, 1993


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

COMBINATION

The combined financial statements include the accounts of Cinema World, Inc., CW Advertising, Inc., and CW Industries, Inc. (collectively referred to herein as the "Company"). These organizations are affiliated through operations and certain common ownership interests. A parent/subsidiary relationship does not exist. Cinema World, Inc. operates motion picture theaters which are owned or leased under long-term leases. CW Advertising, Inc. is an advertising agency which places advertising on behalf of both Cinema World, Inc. and others on a commission basis. CW Industries, Inc. is inactive. Intercompany accounts and transactions have been eliminated in combination.

OPERATIONS

Although the Company operated near the break-even point in 1993 and had a $14,144,978 deficiency in net assets as of December 30, 1993, they continue to meet their current and long-term obligations through December 30, 1993 on a timely basis from operating cash flows and support from an affiliate of certain stockholders (Note 3). The Company's anticipated cash flows for 1994 are expected to be sufficient to fund operations and capital commitments. Additionally, an affiliate of certain stockholders has provided specific guarantees relating to the Company's obligations under the credit facility agreement.

Reference is made to Note 7, Subsequent Events, regarding the sale of substantially all of the assets of the Company and repayment of long-term obligations.

FISCAL YEAR

The Company maintains the accounting records on a 52-53 week fiscal year ending on the last Thursday in December.

CASH EQUIVALENTS

Cash equivalents consist of certificates of deposit and repurchase agreements with banks with a maturity of ninety days or less.

                             Cinema World Companies

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

INVENTORIES

Inventories consist primarily of concession related items which are stated at the lower of cost (first-in, first-out (FIFO) basis) or market.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost. Provisions for depreciation have been computed by the straight-line method based upon estimated useful lives of the assets. Buildings are depreciated over their estimated useful lives of twenty years or the lease term, whichever is less, and equipment is depreciated over periods from five to ten year. Leaseholds and leasehold improvements are amortized over the shorter of the lease term plus those renewal period options that were reasonably expected to be exercised at the acquisition date or the estimated useful life of the improvement.

Equipment not used in operations consists of both new and used theater seats, projection and concession equipment, carpeting, and other theater related items, which will be placed in service as replacement equipment in existing theaters or new equipment in theaters under construction. The carrying value of the equipment is either cost, for new equipment, or remaining book value, for equipment removed from an existing theater.

Loss reserves are provided when it becomes known that an existing theater property will be abandoned in connection with the construction of a new facility, or it is anticipated that a theater will be closed in the next year.

DEFERRED REVENUES

The Company sells gift book coupons and discount admission tickets which expire twelve months from date of sale. The gift book coupons are sold to customers and can be redeemed at either the box office or the concession stand. The discount admission tickets are sold in quantities to various groups and organizations and cannot be resold except at the original price. Revenue and the related expense is recognized when and if the coupons and discount tickets are

                             Cinema World Companies

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

DEFERRED REVENUES (CONTINUED)

presented for use at the box office or concession stand. During the year, discount tickets and gift book coupons expired in an aggregate amount of approximately $119,700 which was recorded as revenue. The deferred revenue account is comprised of the following:

                                                      GIFT BOOK             DISCOUNT
                                                       COUPONS               TICKETS                TOTAL
                                                      -----------------------------------------------------
Balance at December 31, 1992                          $ 216,165             $ 151,950             $ 368,115
Sales                                                   366,992               235,817               602,809
Redemptions                                            (273,953)             (195,440)             (469,393)
Expired coupons/tickets not redeemed                    (60,898)              (58,775)             (119,673)
                                                      -----------------------------------------------------
Balance at December 30, 1993                          $ 248,306             $ 133,552             $ 381,858
                                                      =====================================================

DEFERRED RENT

The Company enters into lease agreements for theaters which occasionally include fixed escalation provisions in later years. The accompanying financial statements include recognition of rent expense (including fixed escalation provisions) on a straight-line basis over the term of the lease. Included in rent expense is approximately $55,000, which represents the excess of rent expense recognized over cash payments made to landlords.

CLOSED THEATER LIABILITY

The Company provides for costs associated with closing theaters at the time the decision is made to close the theater. These costs include disposal of equipment, remaining noncancelable lease obligations, real estate taxes and other miscellaneous costs. The closed theater liability is reduced as payments are made.

CONCENTRATIONS OF CREDIT RISK

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of temporary cash investments and accounts receivable.

                             Cinema World Companies

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

CONCENTRATIONS OF CREDIT RISK (CONTINUED)

The Company places its temporary cash investments with a high credit quality financial institution for periods generally less than 30 days. Repurchase agreements and deposits in excess of $100,000 which are not specifically collateralized are not insured.

The Company performs advertising services for the major distributors of its film products. It is the industry practice to offset the accounts receivable for such advertising services against film rental costs at the time of payment of the film rental. At December 30, 1993, the Company had accounts receivable of approximately $308,400 which were not subject to this settlement practice. The Company evaluates the creditworthiness of these companies and does not require collateral. Credit losses have consistently been within management's expectations.

ADVERTISING COSTS

It is the Company's policy to expense advertising costs in the period that they are incurred. Advertising costs for the period ending December 30, 1993 were approximately $1,099,000.

2. RELATED PARTY TRANSACTIONS

The Company incurred certain expenses in connection with the guarantee by an affiliate of certain stockholders of the Company's indebtedness to the bank and former owners. Amounts incurred for providing the guarantee in 1993 were $134,682.

3. LONG-TERM OBLIGATIONS

Notes payable--credit facility                                   $26,250,000
Installment notes payable to banks and other
   institutions at interest rates of 9.6% to
   10.9%                                                              11,962
                                                                 -----------
                                                                  26,261,962
Less current portion                                               2,259,278
                                                                 -----------
Long-term portion                                                $24,002,684
                                                                 ===========

                             Cinema World Companies

3. LONG-TERM OBLIGATIONS (CONTINUED)

NOTE PAYABLE--CREDIT FACILITY

In connection with the original acquisition of certain assets of the Company, a credit facility agreement ("Facility") with a bank ("Bank") was entered into in the amount of $21,000,000. In November 1990, the amount of the Facility was increased to $22,500,000. Interest was payable at the prime rate plus 1% or LIBOR plus 2% rate, at the option of the borrower. The Facility was collateralized by substantially all of the assets of the Company. In addition, to the extent the Company did not attain a certain ratio of total debt to operating cash flow, an affiliate of certain stockholders of the Company provided a guarantee for the excess amount.

On May 4, 1993, the Facility was replaced with a credit facility from another bank in the amount of $27,000,000. The new facility was scheduled to mature on August 4, 1993, and was subsequently amended to mature on September 4, 1993. The facility was fully guaranteed by an affiliate of certain stockholders of the Company. On August 30, 1993, the Company entered into a permanent credit facility with this bank. The permanent credit facility consists of a $26,000,000 term loan and a $1,000,000 revolving credit agreement. The outstanding balance on the revolving credit agreement as of December 30, 1993 was $250,000. Interest is payable at the prime rate or LIBOR plus .625% rate, at the option of the borrower (4% at December 30, 1993 for the term loan and 6% for the revolving credit agreement). The permanent credit facility is collateralized by the guarantee of an affiliate of certain stockholders. The guarantor must maintain a certain level of tangible net worth and a certain liquidity ratio, both of which are defined in the guarantee document. The permanent credit facility matures on December 31, 1988, and has an annual commitment fee of $33,750. In connection with the financing, the Company incurred certain costs associated with terminating the outstanding interest rate swap transactions. These costs totaling $443,700 are included in interest expense.

SUBORDINATED DEBT

At December 31, 1992, the Company had outstanding debt of $3,573,240 payable to affiliates of certain stockholders. Payment of the indebtedness was subordinated to the obligations of the Company under the Facility as agreed upon by all parties. Interest was payable on a quarterly basis at the prime rate plus 2%. The amounts outstanding were repaid with the proceeds of the new facility on May 4, 1993.

                            Cinema World Companies

3.  LONG-TERM OBLIGATIONS (CONTINUED)

Long-term obligations, including the current portion due, are payable as follows during the Company's fiscal years ending:

                     REVOLVING CREDIT   CREDIT FACILITY
                        AGREEMENT          TERM LOAN      OTHER        TOTAL
                     ----------------------------------------------------------

December 29, 1994       $      -          $ 2,250,000     $ 9,278   $ 2,259,278
December 28, 1995              -            2,700,000       2,684     2,702,684
December 26, 1996              -            3,150,000           -     3,150,000
December 25, 1997              -            3,600,000           -     3,600,000
December 31, 1998        250,000           14,300,000           -    14,550,000
                     ----------------------------------------------------------
                        $250,000          $26,000,000     $11,962   $26,261,962
                     ==========================================================

Reference is made to Note 7, Subsequent Events, regarding the sale of substantially all of the assets of the Company and repayment of long-term obligations.

4.  COMMITMENTS AND CONTINGENCIES

Total rental expense for the office, theaters, and equipment amounted to $3,963,130, including contingent rentals of $234,504 based on gross revenues in excess of specified minimums, for the year ended December 30, 1993. The minimum rental commitments payable under noncancelable leases for theaters, excluding options to renew for periods ranging from five to thirty years, aggregate as follows:

                             OPERATING        CLOSED
                              THEATERS       THEATERS         TOTAL
                            ------------------------------------------
1994                        $ 3,942,809     $  134,250     $ 4,077,059
1995                          3,872,709        134,250       4,006,959
1996                          3,735,554        103,000       3,838,554
1997                          3,441,293         90,200       3,531,493
1998                          2,811,157        110,000       2,921,157
1999 and thereafter          17,550,697        440,000      17,990,697
                            ------------------------------------------
                            $35,354,219     $1,011,700     $36,365,919
                            ==========================================

                             Cinema World Companies

5.  INCOME TAXES

The shareholders of the Company included in the combination elected under Subchapter S of the Internal Revenue Code to include the Company's loss in their own income for federal and state income tax purposes. Accordingly, the Company is not subject to federal and state income taxes.

6.  STOCK OPTIONS

In 1989, employment agreements were signed with two executives of the Company. The agreements provide for the payment of certain levels of base pay, bonuses, and certain fringe benefits. Nonqualified stock options were also granted to each of the executives, permitting each the purchase of 74 shares of common stock at a price per share of $6,585. The options may be exercised in whole or in part at any time until the earliest of December 31, 1997, 90 days after termination of employment or a change of control in the Company (as defined by the employment agreements). The agreements also provide that the executives may "put" the stock back to the Company or the Company may "call" the stock in the event of death or disability, involuntary termination, or expiration of the employment agreement of the executive, or a change in control of the Company.

On or about January 6, 1994, a former executive of the Company exercised 74 options representing all his outstanding options and expressed his intention to put the common shares to the Company for a price per share equal to the fair market value of a share of common stock. This former executive filed a claim against the Company for $650,000 representing the former executive's opinion of the value of the stock (net of the option price) plus additional compensation alleged to be due him. This former executive further advised the Company that as a result of an oral agreement, he was not obligated to pay the option price per share. This matter has been tentatively settled.

It is anticipated, in conjunction with the asset sale described in Note 7, the executive holding the remaining 74 options will exercise the options and put his 74 shares of common stock to the Company for their fair market value under the change of control provisions of the employment agreements.

The payments associated with the stock put arrangements if executed as described above will be treated as compensation expense when it becomes probable that the payments will be made.

                             Cinema World Companies

7.  SUBSEQUENT EVENTS

On May 20, 1994, the Company entered into an agreement for the sale of substantially all its assets to Carmike Cinemas, Inc. (Carmike) for $38,100,000. The assets sold include, but are not limited to, the theater buildings, equipment, leasehold and leasehold improvements, concession inventories, and related contracts. Carmike subsequently advised the Company on May 27, 1994 that, under the terms of the agreement, Carmike was asserting a claim of approximately $905,000 against the Company for breach of certain representations and warranties contained in the Purchase and Sale Agreement. The Company has filed a timely response to the claim disputing substantially all of the claim and intends to vigorously defend against the claim.

On May 20, 1994, the Company utilized a portion of the proceeds from the sale to repay the outstanding notes payable--revolving credit facility.

Four closed theaters and one operating theater were not included in the sale of assets. Equipment and leaseholds for these theaters had a net book value at December 30, 1993 of $369,874. In a transaction not directly related to the sale, the Company entered into a separate agreement on May 16, 1994 which transferred the Company's interest in the equipment and lease of the remaining operating theater, in settlement of their future lease obligation on one of the closed theaters. The future lease obligation of the closed theater included in this transaction was $1,056,212 and is included in the closed theater liability. The net book value of the equipment as of December 30, 1993 included in the exchange was $282,048.

                                  Appendix B

                   Unaudited Combined Financial Statements

                            Cinema World Companies

                      Three months ended March 31, 1994

                            Cinema World Companies

                   Unaudited Combined Financial Statements

                      Three months ended March 31, 1994



                                   CONTENTS


Unaudited Combined Balance Sheet                                              1
Unaudited Combined Statement of Operations and Retained Earnings (Deficit)    3
Unaudited Combined Statement of Cash Flows                                    4
Notes to Unaudited Combined Financial Statements                              5

                             Cinema World Companies

                       Unaudited Combined Balance Sheets

                                 March 31, 1994

ASSETS
Current assets:
  Cash and cash equivalents                                       $  1,290,848
  Accounts receivable                                                  863,938
  Prepaid expenses                                                     141,908
  Concession inventories                                               165,680
                                                                  ------------
                                                                     2,462,374

Property and equipment:
  Buildings                                                          5,055,973
  Equipment                                                         10,839,193
  Leasehold and leasehold improvements                              11,999,030
  Construction in progress                                              83,908
                                                                  ------------
                                                                    27,978,104

  Less accumulated depreciation and amortization                   (12,069,281)
                                                                  ------------
                                                                    15,908,823

Other assets:
  Officer receivable                                                   274,181
  Equipment not used in operations                                     326,164
  Other                                                                 50,214
                                                                  ------------
                                                                       650,559


                                                                  ------------
Total assets                                                      $ 19,021,756
                                                                  ============

LIABILITIES AND DEFICIENCY IN NET ASSETS
Current liabilities:
  Accounts payable                                                 $  1,096,927
  Accrued film rental                                                 2,118,767
  Interest and bank fees payable                                        184,226
  Current portion of note payable -- other                            2,257,058
  Accrued payroll                                                       322,157
  Deferred revenues                                                     319,967
  Accrued real estate taxes                                             369,120
  Other accrued expenses                                                696,465
                                                                   ------------
                                                                      7,364,687

Long-term obligations:
  Notes payable -- revolving credit facility                         23,750,000
  Note payable -- other                                                   2,877
                                                                   ------------
                                                                     23,752,877

Closed theater liability                                              1,263,470

Deferred rent                                                           378,554

Deficiency in net assets:
  Common stock, $.01 par value, 100,000 shares
    authorized, 915 shares issued and outstanding                             9
  Additional paid-in capital                                            731,991
  Retained earnings (deficit)                                       (14,469,832)
                                                                   ------------
Total deficiency in net assets                                      (13,737,832)
                                                                   ------------
Total liabilities and deficiency in net assets                     $ 19,021,756
                                                                   ============


See accompanying notes.

                             Cinema World Companies

   Unaudited Combined Statement of Operations and Retained Earnings (Deficit)

                       Three months ended March 31, 1994

Revenues:
  Box office admissions                                         $  6,640,179
  Concession                                                       2,016,937
  Advertising                                                        783,093
  Other                                                               98,371
                                                                ------------
Total revenues                                                     9,538,580

Expenses:
  Film rentals                                                     3,150,186
  Concession costs                                                   287,432
  Other operating costs                                            4,390,493
  General and administrative                                         364,581
  Depreciation and amortization                                      575,940
  Interest and fees                                                  335,707
  Provision for theater closing and termination costs                 27,095
                                                                ------------
Total expenses                                                     9,131,434
                                                                ------------

Net income                                                           407,146

Retained earnings (deficit), beginning of year                   (14,876,978)
                                                                ------------
Retained earnings (deficit), end of year                        $(14,469,832)
                                                                ============

See accompanying notes.

                             Cinema World Companies

                   Unaudited Combined Statement of Cash Flows

                       Three months ended March 31, 1994


OPERATING ACTIVITIES
Net income                                                                                       $  407,146
Adjustment to reconcile net income to net
   cash provided by operating activities:
       Depreciation and amortization                                                                575,940
       Changes in operating assets and liabilities:
          Decrease in accounts receivable                                                            28,715
          Increase in inventories                                                                   (11,201)
          Increase in prepaid expenses                                                              (78,375)
          Increase in other assets                                                                   (6,279)
          Decrease in accounts payable and accrued expenses                                        (467,608)
          Decrease in accrued film rental                                                          (305,689)
          Decrease in provision for theater closing                                                 (50,028)
          Decrease in deferred revenues and deferred rent                                           (48,976)
                                                                                                 ----------
Net cash provided by operating activities                                                            43,645

INVESTING ACTIVITIES
Purchases of property and equipment                                                                (153,408)
                                                                                                 ----------
Net cash used in investing activities                                                              (153,408)

FINANCING ACTIVITIES
Principal payments on revolving line of
   credit and other long-term obligations                                                          (252,027)
                                                                                                 ----------
Net cash used by financing activities                                                              (252,027)
                                                                                                 ----------

Decrease in cash and cash equivalents                                                              (361,790)
Cash and cash equivalents at beginning of year                                                    1,652,638
                                                                                                 ----------
Cash and cash equivalents at end of year                                                         $1,290,848
                                                                                                 ==========


See accompanying notes.

                             Cinema World Companies

               Notes to Unaudited Combined Financial Statements

                                 March 31, 1994

1.  BASIS OF PRESENTATION

The accompanying unaudited combined financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three-month period ended March 31, 1994 are not necessarily indicative of the results that may be expected for the year ended December 29, 1994. For further information, refer to Cinema World Companies' combined financial statements and footnotes thereto for the year ended December 30, 1993.

2.  CONTINGENCIES

On or about January 6, 1994, a former executive of the Company exercised 74 options representing all his outstanding options and expressed his intention to put the common shares to the Company for a price per share equal to the fair market value of a share of common stock. This former executive filed a claim against the Company for $650,000 representing the former executive's opinion of the value of the stock (net of the option price) plus additional compensation alleged to be due him. This former executive further advised the Company that as a result of an oral agreement, he was not obligated to pay the option price per share. This matter has been tentatively settled.

3.  ASSET SALE

On May 20, 1994, the Company entered in an agreement for the sale of substantially all its assets to Carmike Cinemas, Inc. (Carmike) for $38,100,000. The assets sold include, but are not limited to, the theater buildings, equipment, leasehold and leasehold improvements, concession inventories, and related contracts. Carmike subsequently advised the Company on May 27, 1994 that, under the terms of the agreement, Carmike was asserting a claim of approximately $905,000 against the Company for breach of certain representations and warranties contained in the Purchase and Sale Agreement. The Company has filed a timely response to the claim disputing substantially all of the claim and intends to vigorously defend against the claim.

On May 20, 1994, the Company utilized a portion of the proceeds from the sale to repay the outstanding notes payable -- revolving credit facility.

                             Cinema World Companies

3.  ASSET SALE (CONTINUED)

Four closed theaters and one operating theater were not included in the sale of assets. Equipment and leaseholds for these theaters had a net book value at December 30, 1993 of $369,874. In a transaction not directly related to the sale, the Company entered into a separate agreement on May 16, 1994 which transferred the Company's interest in the equipment and lease of the remaining operating theater, in settlement of their future lease obligation on one of the closed theaters. The future lease obligation of the closed theater included in this transaction was $1,056,212 and is included in the closed theater liability. The net book value of the equipment as of December 30, 1993 included in the exchange was $282,048.

                                   Appendix C

                             CARMIKE CINEMAS, INC.

              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                      INCOME STATEMENTS AND BALANCE SHEET

                        NOTE A -- PRO FORMA ADJUSTMENTS

On May 20, 1994, Carmike Cinemas, Inc. (the "Company" or "Carmike") purchased substantially all of the assets of Cinema World, Inc. ("Cinema World") (such purchase hereinafter referred to as the "Transaction") pursuant to an Agreement dated as of the same date by and between the Company and Cinema World, C.W. Industries, Inc. and C.W. Advertising, Inc. (collectively the "Cinema World Companies"). Cinema World was engaged in the motion picture exhibition business and its assets consist of theatre properties located primarily in Pennsylvania, Ohio and West Virginia.

The Company paid $38.1 million to Cinema World for assets consisting primarily of 38 theatres comprising 176 screens and one warehouse. Funds for the Transaction were provided under the Company's $100 million Revolving Credit Facility. The Transaction was effective for accounting purposes on May 20, 1994.

An unaudited pro forma balance sheet as of March 31, 1994 and the unaudited pro forma income statements for the year ended December 31, 1993 and for the three months ended March 31, 1994 are presented herein and assume that the Transaction occurred on January 1, 1993.

These pro forma unaudited condensed consolidated financial statements do not purport to represent what the Company's actual results of operations would have been had such Transaction occurred on January 1, 1993 and should not serve as a forecast of the Company's operating results for any future periods.

The pro forma adjustments are based upon currently available information and upon certain assumptions that management believes are reasonable under the circumstances. These pro forma unaudited financial statements should be read in conjunction with the Company's Consolidated Financial Statements and the Notes thereto for the year ended December 31, 1993 (as filed on Form 10-K) and for the three months ended March 31, 1994 (as filed on Form 10-Q).

The pro forma adjustments to reflect the Transaction are as follows (in 000's):

BALANCE SHEET -- AS OF MARCH 31, 1994

         A. To eliminate assets and liabilities of the Cinema World Companies which were not included in the Transaction.

         B.   To write up property and equipment to fair market value based on
              preliminary appraisals                                                     $ 9,652
                                                                                         =======
         C.   To record a preliminary allocation of excess of purchase price
              over net assets of businesses acquired in the Transaction                  $12,524
                                                                                         =======
         D.   To reflect total borrowings of $38.1 million to fund the
              Transaction                                                                $14,397
                                                                                         =======


                             CARMIKE CINEMAS, INC.

              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                      INCOME STATEMENTS AND BALANCE SHEET

                         NOTE A - PRO FORMA ADJUSTMENTS


STATEMENT OF INCOME -- THREE MONTHS ENDED MARCH 31, 1994

         A.      To reflect estimated incremental managerial costs                                                       $   19
                                                                                                                        =======

         B.      To eliminate Cinema World's general and administrative costs net of incremental general and
                 administrative costs estimated to be incurred by Carmike to manage the acquired theatres                $  335
                                                                                                                        =======

         C.      To recognize increased depreciation and amortization relative to balance sheet adjustments
                 "B" and "C" above                                                                                       $   13
                                                                                                                        =======

         D.      To recognize interest expense on monies borrowed to fund the Transaction                                $  141
                                                                                                                        =======

         E.      To record tax effect of entries "A" through "D" above                                                   $  228
                                                                                                                        =======

STATEMENT OF INCOME -- YEAR ENDED DECEMBER 31, 1993

         A.      To reflect estimated incremental managerial costs                                                       $   75
                                                                                                                        =======

         B.      To eliminate Cinema World's general and administrative costs net of incremental general and
                 administrative costs estimated to be incurred by Carmike to manage the acquired theatres               ($1,500)
                                                                                                                        =======

         C.      To recognize increased depreciation and amortization relative to balance sheet adjustments
                 "B" and "C" above                                                                                       $  126
                                                                                                                        =======

         D.      To recognize interest expense on monies borrowed to fund the Transaction                               ($  175)
                                                                                                                        =======

         E.      To record tax effect of entries "A" through "D" above                                                   $  535
                                                                                                                        =======

PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
CARMIKE CINEMAS, INC.
AS OF MARCH 31, 1994
($000'S OMITTED)


                                                                               CINEMA
                                                               CARMIKE          WORLD          PRO FORMA                ADJUSTED
                                                             CINEMAS, INC.    COMPANIES       ADJUSTMENTS               PRO FORMA
                                                             -----------------------------------------------------------------------
ASSETS

CURRENT ASSETS
     Cash and cash equivalents                               $ 19,797          $ 1,291        ($1,291)     (A)           $ 19,797
     Short-term investments                                     3,616                0              0                       3,616
     Accounts and notes receivable                              3,221              864           (864)     (A)              3,221
     Inventories                                                1,562              165           (100)     (A)              1,627
     Prepaid expenses                                           3,487              142           (142)     (A)              3,487
                                                             --------------------------------------------------------------------
                                                               31,683            2,462         (2,397)                     31,748

OTHER ASSETS                                                    5,226              651           (651)     (A)              5,226

PROPERTY & EQUIPMENT -- NET                                   254,738           15,909          9,652      (B)            280,299
EXCESS OF PURCHASE PRICE OVER
     NET ASSETS OF BUSINESSES
     ACQUIRED                                                  32,859                0         12,524      (C)             45,383

                                                             --------------------------------------------------------------------
                                                             $324,506          $19,022        $19,128                    $362,656
                                                             ====================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
     Accounts payable                                        $ 19,299          $ 1,097        ($1,097)     (A)           $ 19,299
     Employee compensation                                        664              322           (322)     (A)                664
     Accrued expenses                                           6,711            3,689         (3,689)     (A)              6,711
     Current maturities of long-term
       debt and capital
       lease obligations                                        7,842            2,257         (2,257)     (D)              7,842
                                                             --------------------------------------------------------------------
                                                               34,516            7,365         (7,365)                     34,516

OTHER LONG-TERM LIABILITIES                                         0            1,642         (1,642)     (A)                  0
LONG-TERM DEBT -- less current
     maturities                                                33,767           23,753         14,397      (D)             71,917
SENIOR NOTES                                                  125,000                0              0                     125,000
CAPITAL LEASE OBLIGATIONS --
     less current maturities                                   17,283                0              0                      17,283
CONVERTIBLE SUBORDINATED DEBT                                   2,875                0              0                       2,875
DEFERRED INCOME TAXES                                          15,554                0              0                      15,554

SHAREHOLDERS' EQUITY                                           95,511          (13,738)        13,738      (A)             95,511

                                                             --------------------------------------------------------------------
                                                             $324,506          $19,022        $19,128                    $362,656
                                                             ====================================================================



PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENTS
CARMIKE CINEMAS, INC.
QUARTER ENDED MARCH 31, 1994
($000'S OMITTED EXCEPT PER SHARE DATA)


                                                                               CINEMA
                                                               CARMIKE          WORLD           PRO FORMA           ADJUSTED
                                                             CINEMAS, INC.    COMPANIES        ADJUSTMENTS         PRO FORMA
                                                             ----------------------------------------------------------------
REVENUES
         Admissions                                           $47,652          $6,640            $   0                $54,292
         Concessions & Other                                   19,780           2,898                0                 22,678
                                                             ----------------------------------------------------------------
                                                               67,432           9,538                0                 76,970

COSTS & EXPENSES
         Film rentals                                         22,577            3,150                0                 25,727
         Concessions                                           2,812              287                0                  3,099
         Other theatre costs                                  28,849            4,390               19   (A)           33,258
         General & administrative                              1,081              365             (335)  (B)            1,111
         Depreciation & amortization                           5,343              576               13   (C)            5,932
         Provision for theatre closings                            0               27                0                     27
                                                             ----------------------------------------------------------------
                                                              60,662            8,795             (303)                69,154
                                                             ----------------------------------------------------------------
                                        OPERATING INCOME       6,770              743              303                  7,816

Interest expense                                               4,012              336              141   (D)            4,489
                                                             ----------------------------------------------------------------
                                     INCOME(LOSS) BEFORE
                                            INCOME TAXES       2,758              407              162                  3,327

Income taxes                                                   1,103                0              228   (E)            1,331
                                                             ----------------------------------------------------------------
                                              NET INCOME     $ 1,655           $  407             ($66)               $ 1,996
                                                             ================================================================

Shares outstanding                                             8,157                                                    8,157
                                                             ================================================================

Earnings per share                                           $  0.20                                                  $  0.24
                                                             ================================================================

                             See accompanying note.

PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENTS
CARMIKE CINEMAS, INC.
YEAR ENDED DECEMBER 31, 1993
($000'S OMITTED EXCEPT PER SHARE DATA)


                                                                               CINEMA
                                                               CARMIKE          WORLD           PRO FORMA            ADJUSTED
                                                             CINEMAS, INC.    COMPANIES        ADJUSTMENTS          PRO FORMA
                                                             -----------------------------------------------------------------
REVENUES
         Admissions                                          $167,294          $25,781           $     0              $193,075
         Concessions & Other                                   74,504           11,257                 0                85,761
                                                             -----------------------------------------------------------------
                                                              241,798           37,038                 0               278,836

COSTS & EXPENSES
         Film rentals                                          83,635           12,985                 0                96,620
         Concessions                                            9,406            1,128                 0                10,534
         Other theatre costs                                   93,737           17,077                75   (A)         110,889
         General & administrative                               4,710            1,619            (1,500)  (B)           4,829
         Depreciation & amortization                           16,255            2,232               126   (C)          18,613
         Provision for theatre closings                             0              242                 0                   242
                                                             -----------------------------------------------------------------
                                                              207,743           35,283            (1,299)              241,727
                                                             -----------------------------------------------------------------
                                        OPERATING INCOME       34,055            1,755             1,299                37,109

Interest expense                                               14,282            1,892              (175)  (D)          15,999
                                                             -----------------------------------------------------------------
                                     INCOME(LOSS) BEFORE
                                            INCOME TAXES       19,773             (137)            1,474                21,110

Income taxes                                                    7,912                                535   (E)           8,447
                                                             -----------------------------------------------------------------
                                              NET INCOME     $ 11,861            ($137)          $   939              $ 12,663
                                                             =================================================================

Shares outstanding                                              7,917                                                    7,917
                                                             =================================================================

Earnings per share                                           $   1.50                                                 $   1.60
                                                             =================================================================

                             See accompanying note.